Exhibit 99.1

PRESS RELEASE

Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
July 30, 2014
No. 1345

Coherent, Inc. Reports Third Fiscal Quarter Results

SANTA CLARA, CA, July 30, 2014 -- Coherent, Inc. (NASDAQ, COHR), a world leader in providing photonics based solutions to the commercial and scientific research markets, today announced financial results for its third fiscal quarter ended June 28, 2014.

FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	June 28, 2014	March 29, 2014	June 29, 2013	June 28, 2014	June 29, 2013
GAAP Results
(in millions except per share data)
Bookings	$244.5	$261.8	$189.2	$707.8	$567.0
Net sales	$196.5	$199.2	$213.7	$589.3	$597.0
Net income	$13.0	$15.3	$16.7	$40.0	$45.8
Diluted EPS	$0.52	$0.61	$0.68	$1.60	$1.87

Non-GAAP Results
(in millions except per share data)
Net income	$18.2	$20.4	$22.6	$55.7	$61.8
Diluted EPS	$0.73	$0.82	$0.91	$2.23	$2.53

THIRD FISCAL QUARTER DETAILS

For the third fiscal quarter ended June 28, 2014, Coherent announced net sales of $196.5 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $13.0 million or $0.52 per diluted share. These results compare to net sales of $213.7 million and net income of $16.7 million, or $0.68 per diluted share, for the third quarter of fiscal 2013.

Non-GAAP net income for the third quarter of fiscal 2014 was $18.2 million, or $0.73 per diluted share. Non-GAAP net income for the third quarter of fiscal 2013 was $22.6 million, or $0.91 per diluted share. Beginning in the second quarter of fiscal 2013, the Company revised its presentation of non-GAAP net income and non-GAAP diluted EPS for all

Exhibit 99.1

periods presented to exclude the effect of intangibles amortization and inventory step up costs. For a complete overview of the differences between GAAP and non-GAAP results, please see the reconciliation table included at the end of this release.

Net sales for the second quarter of fiscal 2014 were $199.2 million and net income, on a GAAP basis, was $15.3 million, or $0.61 per diluted share. Non-GAAP net income for the second quarter of fiscal 2014 was $20.4 million, or $0.82 per diluted share.

Bookings received during the third fiscal quarter ended June 28, 2014 of $244.5 million increased 29.2% from $189.2 million in the same prior year period and decreased 6.6% compared to bookings of $261.8 million in the immediately preceding quarter. The book-to-bill ratio was 1.24, and ending backlog expected to ship in the next 12 months was $344.3 million at June 28, 2014, compared to a backlog of $303.8 million at March 29, 2014 and a backlog of $299.2 million at June 29, 2013.

"Our third quarter results were somewhat mixed. Outstanding bookings were balanced against lower than expected earnings, which were impacted by an unfavorable mix and lower volume.  We received a number of new LTPS orders for Linebeam 750 systems from several different end customers, further validating the value of this process.  The LTPS outlook is robust due to continued share gains in mobile handsets and initial penetration into tablets.  We posted record-setting orders for OEM instrumentation with strong contributions from LASIK, cataract, dental and aesthetic accounts.  We also received solid orders from materials processing customers. High power applications did very well with new OEM customers for fiber solutions in metal cutting in China and India, key initial orders in additive manufacturing and strong bookings for laser manufacturing workstations. The combination of these orders with our opening backlog provides a solid growth trajectory beginning in the current quarter and into fiscal 2015,” said John Ambroseo, Coherent’s President and Chief Executive Officer.

Coherent ended the quarter with cash, cash equivalents and short term investments of $303.3 million, an increase of $19.8 million from cash, cash equivalents and short term investments of $283.5 million at March 29, 2014.

On July 25, 2014, the Board of Directors authorized a buyback program authorizing us to repurchase up to $25 million of our common stock from time to time.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the company's website at http://www.coherent.com/Investors/. For those who are not able to listen to the live broadcast, the call will be archived for approximately three months on the company's website. A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Exhibit 99.1

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Nine Months Ended
	June 28, 2014	March 29, 2014	June 29, 2013	June 28, 2014	June 29, 2013

Net Sales	$196,517	$199,222	$213,725	$589,295	$596,985
Cost of sales(A)(B)(C)(D)	122,256	118,557	130,461	356,823	359,755
Gross profit	74,261	80,665	83,264	232,472	237,230
Operating expenses:
Research & development(A)(B)	19,046	20,413	21,782	60,396	61,229
Selling, general & administrative(A)(B)	37,226	39,296	38,748	116,413	113,076
Intangibles amortization(C)	841	916	1,290	2,691	4,086
Total operating expenses	57,113	60,625	61,820	179,500	178,391
Income from operations	17,148	20,040	21,444	52,972	58,839
Other income (expense), net(B)	(223)	1,040	(953)	597	(1,095)
Income before income taxes	16,925	21,080	20,491	53,569	57,744
Provision for income taxes(E)	3,926	5,773	3,806	13,560	11,904
Net income	$12,999	$15,307	$16,685	$40,009	$45,840

Net income per share:
Basic	$0.52	$0.62	$0.69	$1.62	$1.91
Diluted	$0.52	$0.61	$0.68	$1.60	$1.87

Shares used in computations:
Basic	24,837	24,782	24,310	24,720	24,055
Diluted	25,115	25,044	24,690	25,025	24,462

(A)	Stock-related compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands, except per share data):

Stock-related compensation expense	Three Months Ended			Nine Months Ended
	June 28, 2014	March 29, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Cost of sales	$611	$648	$576	$1,797	$1,605
Research & development	504	500	455	1,526	1,398
Selling, general & administrative	3,552	3,524	3,610	10,884	11,274
Impact on income from operations	$4,667	$4,672	$4,641	$14,207	$14,277

Exhibit 99.1

For the quarters ended June 28, 2014, March 29, 2014 and June 29, 2013, the impact on net income, net of tax was $3,397 ($0.14 per diluted share), $3,346 ($0.13 per diluted share) and $3,446 ($0.14 per diluted share), respectively. For the nine months ended June 28, 2014 and June 29, 2013, the impact on net income, net of tax was $10,272 ($0.41 per diluted share) and $10,454 ($0.43 per diluted share), respectively.

(B)
Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense) net. Deferred compensation expense (benefit) included in operating results is summarized below:

Deferred compensation expense (benefit)	Three Months Ended			Nine Months Ended
	June 28, 2014	March 29, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Cost of sales	$22	$29	$35	$119	$86
Research & development	77	123	159	496	370
Selling, general & administrative	351	746	841	2,920	2,333
Impact on income from operations	$450	$898	$1,035	$3,535	$2,789

For the quarters ended June 28, 2014, March 29, 2014 and June 29, 2013, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was income of $406, $1,200 and $1,111, respectively. For the nine months ended June 28, 2014 and June 29, 2013, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was income of $3,537 and $2,737, respectively.

(C)
For the quarters ended June 28, 2014, March 29, 2014 and June 29, 2013, the impact of amortization of intangibles expense was $2,402 ($1,832 net of tax ($0.07 per diluted share)), $2,434 ($1,763 net of tax ($0.07 per diluted share)) and $2,724 ($2,194 net of tax ($0.09 per diluted share)), respectively. For the nine months ended June 28, 2014 and June 29, 2013, the impact of amortization of intangibles expense was $7,281 ($5,418 net of tax ($0.22 per diluted share)) and $7,313 ($5,836 net of tax ($0.24 per diluted share)), respectively.

(D)
For the three and nine months ended June 29, 2013, the impact on net income of our inventory step up costs related to our recent acquisitions was $367 ($257 net of tax ($0.01 per diluted share)) and $1,589 ($1,112 net of tax ($0.05 per diluted share)).

(E)	The nine months ended June 29, 2013 included $1,398 ($0.06 per diluted share) benefit from the renewal of the R&D tax credit for fiscal 2012.

Exhibit 99.1

Summarized balance sheet information is as follows (unaudited, in thousands):

	June 28, 2014	September 28, 2013
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$303,260	$250,110
Accounts receivable, net	130,833	136,759
Inventories	179,767	168,067
Prepaid expenses and other assets	90,977	74,290
Total current assets	704,837	629,226
Property and equipment, net	112,530	114,333
Other assets	219,806	222,919
Total assets	$1,037,173	$966,478

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short term borrowings and current portion of long-term obligations	$836	$2
Accounts payable	32,691	36,565
Other current liabilities	119,230	109,261
Total current liabilities	152,757	145,828
Other long-term liabilities	65,900	62,132
Total stockholders’ equity	818,516	758,518
Total liabilities and stockholders’ equity	$1,037,173	$966,478

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, net of tax):

	Three Months Ended			Nine Months Ended
	June 28, 2014	March 29, 2014	June 29, 2013	June 28, 2014	June 29, 2013
GAAP net income	$12,999	$15,307	$16,685	$40,009	$45,840
Stock-related compensation expense	3,397	3,346	3,446	10,272	10,454
Intangibles amortization	1,832	1,763	2,194	5,418	5,836
Inventory step-up	—	—	257	—	1,112
Non-recurring tax expense (release) items	—	—	—	—	(1,398)
Non-GAAP net income	$18,228	$20,416	$22,582	$55,699	$61,844
Non-GAAP net income per diluted share	$0.73	$0.82	$0.91	$2.23	$2.53

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to the Company’s long-term outlook, the Company’s growth trajectory and the timing thereof. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with any general market recovery, growth in demand for our products, growth in demand for the Company's products (particularly

Exhibit 99.1

LTPS products and within the OEM instrumentations market), the worldwide demand for flat panel displays, the demand for and use of the Company’s products in commercial applications, our successful implementation of our customer design wins, our and our customers’ exposure to risks associated with worldwide economic conditions, the mix and pricing of our products, our ability to control expenses, the ability of our customers to forecast their own end markets, our ability to accurately forecast future periods, customer acceptance and adoption of our new product offerings, continued timely availability of products and materials from our suppliers, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to have our customers qualify our product offerings, our ability to forecast and meet our expenses, worldwide government economic policies and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures and critical accounting policies and estimates described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4110. For more information about Coherent, visit the Company's Web site at http://www.coherent.com/ for product and financial updates.
5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California 95056–0980 . Telephone (408) 764-4000